Exhibit (d)(11)

CONTRIBUTION AGREEMENT

IN MAKING AN INVESTMENT DECISION ROLLOVER INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PARTNERSHIP AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE OR NON-U.S. SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. ROLLOVER INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated as of April 16, 2012, is by and between Lee Summer, LP, a Delaware limited partnership (the “Partnership”) and the individual named on Annex A hereto (the “Rollover Investor”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, Summer Holdings II, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Partnership (“Parent”), Summer Merger Sub, Inc., a Texas corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), and The Edelman Financial Group Inc., a Texas corporation (“Company”), have entered into an Agreement and Plan of Merger, dated as of April 16, 2012 (the “Merger Agreement”), pursuant to which, on the terms and conditions set forth in the Merger Agreement, Merger Sub shall merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), and as a wholly-owned Subsidiary of Parent;

WHEREAS, the Partnership is managed by its general partner, Lee Summer GP, LLC, a Delaware limited liability company (the “General Partner”);

WHEREAS, the Rollover Investor owns the membership interests in The Edelman Financial Center, LLC, a Delaware limited liability company (“EFC LLC”), as set forth on Annex A (the “EFC Interests”);

WHEREAS, the Rollover Investor desires to contribute, transfer and assign to the Partnership all of his right, title and interest in and to the EFC Interests in exchange for a number of newly issued Class A partnership interests of the Partnership (each a “Class A Unit”) and cash in the amount of the Excess Value Amount (as defined on Annex A), as adjusted by the True-Up Payment (as defined herein), in each case as more fully set forth herein (the “Exchange”);

WHEREAS, it is intended that the contribution by the Rollover Investor of the applicable portion of the EFC Interests in exchange for newly issued Class A Units be governed by Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, it is intended that the contribution by the Rollover Investor of the applicable portion of the EFC Interests in exchange for the Excess Value Amount (as adjusted by the True-Up Payment) be treated as a taxable sale for U.S. federal income tax purposes.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

ARTICLE I

CONTRIBUTION OF EFC INTERESTS

1.1.            Upon the terms and subject to the conditions set forth herein and immediately prior to the Effective Time, the Rollover Investor hereby agrees to contribute, transfer and assign to the Partnership all of his right, title and interest in and to the EFC Interests (the “Contributed Securities”) in exchange for (a) the Partnership’s issuance to the Rollover Investor, of that number of Class A Units determined by dividing the Committed Contribution Value (as defined on Annex A) by the Class A Initial Price Per Unit (as defined in the Partnership Agreement) and (b) a cash payment by the Partnership to the Rollover Investor equal to the Excess Value Amount (as adjusted by the True-Up Payment).

1.2.            By executing and delivering this Agreement, as a condition to the issuance of the Class A Units to the Rollover Investor, the Rollover Investor agrees to be bound by and become a party to that certain Amended and Restated Partnership Agreement of the Partnership, in the form attached hereto as Exhibit A (the “Partnership Agreement”).

1.3.            Effective upon and conditioned upon the completion of the Exchange Closing, and solely in the Rollover Investor’s capacity as a direct or indirect holder of Contributed Securities, the Rollover Investor hereby releases, effective as of the Exchange Closing, on his own behalf and on behalf of his successors and assigns, the Partnership and its respective affiliates, directors, officers, employees, partners, members, agents, advisors and representatives, and their respective successors and assigns (the “Partnership Release Persons”), from any and all claims, actions, causes of action, suits, damages, judgments, expenses, demands and other obligations or liabilities, whatsoever, in law or in equity of the Rollover Investor, arising solely out of the Rollover Investor’s ownership of the Contributed Securities prior to the Exchange Closing, including any such matters arising under the EFC LLCA (as defined herein). For the avoidance of doubt, the foregoing shall not release any Partnership Release Person from any obligation under this Agreement or any other agreement entered into or document delivered in connection with the Merger or the transactions contemplated hereby.

ARTICLE II

EXCHANGE CLOSING

2.1.            The closing of the Exchange (the “Exchange Closing”) shall take place at such place as the Closing of the transactions contemplated by the Merger Agreement and contemporaneously with the consummation of the Merger pursuant to the Merger Agreement.

2.2.            Deliveries of Rollover Investor at Closing. At or prior to the Exchange Closing, the Rollover Investor shall deliver to the Partnership:

(a)                an instrument of transfer, in the form attached as Exhibit B hereto, with respect to the Contributed Securities duly executed by the Rollover Investor; and

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(b)               a non-foreign affidavit reasonably satisfactory to the Partnership and dated as of the Closing Date, sworn under penalties of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that the Rollover Investor is not a “foreign person” as defined in Section 1445 of the Code;

(c)                a counterpart signature page to the Partnership Agreement, duly executed by the Rollover Investor.

2.3.            Deliveries of the Partnership at Closing. At the Exchange Closing, the Partnership shall deliver to the Rollover Investor:

(a)                the Excess Value Amount by wire transfer in immediately available federal funds to the account designated by the Rollover Investor in writing prior to the Exchange Closing; and

(b)               counterpart signature pages to the Partnership Agreement duly executed by each of the Persons (other than the Rollover Investor) subscribing for Class A Units in connection with the transactions contemplated by the Merger Agreement.

2.4.            True-Up Payment. If, at the time the Exchange Closing occurs, the Final Quarterly Financials (as defined on Annex A) for the most recent calendar quarter ending prior to the occurrence of the Exchange Closing are not complete, then the parties shall cause the Chief Financial Officer of EFC LLC to calculate the True-Up Amount as set forth on Annex A promptly following the completion of such Final Quarterly Financials. Promptly, and in any event no later than three (3) Business Days following such determination of the True-Up Amount, (i) if the True-Up Amount is a positive number, the Partnership shall deliver to the Rollover Investor cash in the amount of the True-Up Amount, by wire transfer in immediately available federal funds to the account designated by the Rollover Investor in writing prior to such payment, (ii) if the True-Up Amount is a negative number, the Rollover Investor shall deliver to the Partnership cash in the amount of the absolute value of the True-Up Amount, by wire transfer in immediately available federal funds to the account designated by the Partnership in writing prior to such payment and (iii) if the True-Up Amount is $0, no payment will be made. Any payment pursuant to this Section 2.4 is referred to as the “True-Up Payment”. Any True-Up Payment received by or paid by the Partnership pursuant to this Section 2.4, and any “True-up Amount” (as defined in the letter agreement dated as of the date hereof, among the Company, the Rollover Investor, Fredric Edelman and The Edelman Financial Center, Inc. (the “Letter Agreement”)) received by or paid by the Partnership pursuant to paragraph 3 of the Letter Agreement shall be specially allocated to the LEP Partners (as defined in the Partnership Agreement).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARTNERSHIP

On behalf of the Partnership, the General Partner hereby represents and warrants to the Rollover Investor as follows:

3.1.            Organization; Authorization. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized by all necessary action pursuant to the Partnership Agreement, and has been duly and validly executed and delivered by the Partnership and constitutes a legal, valid and binding obligation of the Partnership, enforceable against it in accordance with its terms.

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3.2.            Non-Contravention. Except for applicable filings under federal and state securities laws, the execution and delivery of this Agreement by the Partnership and the consummation of the transactions contemplated hereby do not require the Partnership to file any notice, report or other filing with, or to obtain any consent, registration, approval, permit or authorization of or from, any governmental or regulatory authority of the United States, any State thereof or any foreign jurisdiction, and do not constitute a breach or violation of, or a default under, any provision of any mortgage, lien, lease, agreement, license, instrument, law, regulation, order, arbitration, award, judgment or decree to which the Partnership is a party or by which its property is bound, in any such case which would reasonably be expected to prevent, materially delay or materially burden the transactions contemplated by this Agreement.

3.3.            Issuance of the Class A Units. Upon issuance of the Class A Units to the Rollover Investor at the Exchange Closing, such Class A Units will be duly authorized, validly issued, fully paid and non-assessable, will be issued (assuming that the representations and warranties of the Rollover Investor set forth in Section 4.4 are true and correct) in compliance with applicable securities laws or exemptions therefrom, and will be and free and clear of any mortgage, pledge, security interest, claim, encumbrance, lien or charge of any kind, excluding restrictions under applicable securities laws (each, a “Lien”) except as may otherwise be set forth in the Partnership Agreement or the employment agreement, if any, between the Rollover Investor and a Subsidiary of the Partnership as in effect from and after the consummation of the Merger or otherwise created by or permitted by the Rollover Investor.

3.4.            Capitalization; Partnership Agreement. Upon completion of the Exchange Closing, and except for any class of equity securities issued in accordance with the Partnership Agreement following the Exchange Closing, the Class A Units to be issued to the Rollover Investor pursuant to this Agreement shall constitute the same class of securities of the Partnership issued to LEP Summer Holdings, LLC and its affiliates in connection with the consummation of the Merger.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS OF ROLLOVER INVESTOR

The Rollover Investor hereby represents, warrants and acknowledges to the Partnership as follows:

4.1.            Organization; Authorization. The Rollover Investor has full legal capacity to execute and deliver this Agreement and the agreements contemplated hereby and to perform his obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Rollover Investor and constitutes a legal, valid and binding obligation of the Rollover Investor, enforceable against him in accordance with its terms.

4.2.            Non-Contravention. Except for applicable filings under federal and state securities laws, the execution and delivery of this Agreement by the Rollover Investor and the consummation of the transactions contemplated hereby do not require the Rollover Investor to file any notice, report or other filing with, or to obtain any consent, registration, approval, permit or authorization of or from, any governmental or regulatory authority of the United States, any State thereof or any foreign jurisdiction, and do not constitute a breach or violation of, or a default under, any provision of any mortgage, lien, lease, agreement, license, instrument, law, regulation, order, arbitration, award, judgment or decree to which the Rollover Investor is a party or by which its property is bound, in any such case which would reasonably be expected to prevent, materially delay or materially burden the transactions contemplated by this Agreement.

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4.3.            Certain Matters Relating to the Contributed Securities.

(a)                The Rollover Investor is the sole record and beneficial owner of, and has good and marketable title to, the Contributed Securities, and such ownership is free and clear of any Liens except as expressly set forth in the Limited Liability Company Agreement of EFC LLC, dated as of May 10, 2005, as amended on January 1, 2009 and December 22, 2009 (the “EFC LLCA”). Except for the EFC LLCA, the Rollover Investor is not a party to, or bound by, any Contract related to the EFC Interests or any rights or obligations with respect thereto. Upon consummation of the Exchange Closing as provided in this Agreement, the Partnership will acquire good and marketable title to the Contributed Securities free and clear of all Liens.

(b)               The Rollover Investor has and will have at all times through the Exchange Closing sole voting power, sole power of disposition, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Contributed Securities.

(c)                There is no Proceeding pending or, to the knowledge of the Rollover Investor, threatened against the Rollover Investor or any of his Affiliates before or by any Governmental Entity that would impair the ability of the Rollover Investor to perform his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.4.            Certain Matters Relating to the Rollover Investor’s Investment in the Class A Units.

(a)                The Rollover Investor is acquiring the Class A Units for investment purposes only and not with a view to, or for, distribution, resale or fractionalization thereof, in whole or in part, in each case under circumstances which would require registration thereof under the Securities Act, or any applicable state securities laws.

(b)               The Rollover Investor is relying on his or her own business judgment and knowledge concerning the business, financial condition and prospects of the Partnership, and the advice of the Rollover Investor’s own counsel, tax advisors and other advisors, in making the decision to acquire the Class A Units.

(c)               The Rollover Investor is not contributing the Contributed Securities in exchange for Class A Units as a result of or subsequent to any advertisement, article, notice or other communication published in any newspapers, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person or entity not previously known to Rollover Investor in connection with investments in securities generally.

(d)               The Rollover Investor is an “accredited investor” as described in Rule 501(a) of Regulation D under the Securities Act.

(e)                The Rollover Investor understands that an investment in the Class A Units is a speculative investment which involves a high degree of risk of loss of the Rollover Investor’s investment therein. The Rollover Investor is able to bear the economic risk of such investment for an indefinite period of time, including the risk of a complete loss of the Rollover Investor’s investment in such securities. The Rollover Investor acknowledges that the Class A Units have not been registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act or any applicable state securities laws or an exemption

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from such registration is available and that transfers of the Class A Units may be restricted by applicable state and non-U.S. securities laws.

(f)                 The Rollover Investor and his advisors, if any, have been afforded the opportunity to examine all documents related to and, if applicable, executed in connection with the transactions contemplated hereby, which the Rollover Investor or advisors, if any, have requested to examine. The Rollover Investor has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Class A Units and has had full access to such other information concerning the Partnership and its Subsidiaries as it has requested. The Rollover Investor’s knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risk of the investment in the Class A Units. The Rollover Investor has carefully reviewed the terms and provisions of this Agreement and the Partnership Agreement and has evaluated the restrictions and obligations contained herein and therein.

4.5.            Rollover Investor’s Knowledge. The Rollover Investor has a high degree of familiarity with the business, operations and current financial condition of the Company and its Subsidiaries.

ARTICLE V

COVENANTS OF THE PARTIES

5.1.            The Rollover Investor hereby covenants and agrees as follows:

(a)                The Rollover Investor shall not directly or indirectly sell, transfer, pledge, assign or otherwise dispose of any of the Contributed Securities (or any interest therein) between the date hereof and the Exchange Closing or, if earlier, until termination of this Agreement in accordance with its terms. Notwithstanding the generality of the foregoing, the Rollover Investor hereby waives any right to require the Company to purchase the EFC Interests as provided in Article XI of EFC LLCA to the extent such rights are triggered by the Company’s (i) entering into the Merger Agreement, (ii) the approval of the transactions contemplated by the Merger Agreement, or (iii) consummation of the Merger and the other transactions contemplated thereby. For the avoidance of doubt, the foregoing waiver shall be limited to, and effective only with respect to, the transactions contemplated by the Merger Agreement, and nothing herein shall be deemed or construed to amend or modify, or as a waiver of, any such rights following the termination of this Agreement if the Exchange Closing has not occurred.

(b)               Until the termination of this Agreement in accordance with its terms, without the prior written consent of the Partnership, the Rollover Investor agrees not to exercise any voting, consent or other right he may possess by virtue of the ownership of the EFC Interests, whether pursuant to the EFC LLCA or otherwise, to approve or authorize any action with respect to EFC LLC that the Company is not otherwise permitted to cause any Subsidiary to take without Parent’s consent under the Merger Agreement.

(c)                The Rollover Investor shall not enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with the Rollover Investor’s representations, warranties, covenants and obligations under this Agreement, or take any action that would reasonably be expected to restrict or otherwise affect the Rollover Investor’s power, authority and right to comply with and perform its covenants and obligations under this Agreement.

(d)               From time to time, at the Partnership’s request and without further consideration, the Rollover Investor shall execute and deliver such additional documents and take all such

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further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement.

5.2.            The Rollover Investor hereby acknowledges and agrees that, in exchange for the contribution of the Contributed Securities, the Rollover Investor is only entitled to receive the Class A Units and the Excess Value Amount, and the issuance of the Class A Units and payment of the Excess Value Amount to the Rollover Investor will completely discharge any obligations of the Company, the Partnership, Parent, Merger Sub and their respective Affiliates with respect to the Contributed Securities.

5.3.            The Rollover Investor hereby acknowledges and agrees that the Class A Units are subject to restrictions on transfer and resale and may not be transferred or resold except (i) as may be provided in the Partnership Agreement; and (ii) as permitted under the Securities Act and applicable state securities laws, pursuant to registration or exemption therefrom.

ARTICLE VI

APPOINTMENT

6.1.            The Rollover Investor hereby irrevocably makes, constitutes and appoints the General Partner (the “Representative”), as his true and lawful agent and attorney-in-fact, with full powers of substitution, to act in his name, place and stead, to take all such actions and to execute and deliver all such documents by or on behalf of the Rollover Investor as may be required in connection with the consummation of the Exchange Closing, and the contribution of the Contributed Securities to the Partnership, in accordance with this Agreement. The Rollover Investor hereby ratifies and confirms all that the Representative shall do or cause to be done by virtue of such appointment as their agent and attorney-in-fact solely for the purposes set forth herein. The appointment of the Representative shall be deemed coupled with an interest and as such shall be irrevocable and shall survive the death, incompetency, mental illness or insanity of the Rollover Investor, and any person dealing with the Representative may conclusively and absolutely rely, without inquiry, upon any act of the Representative as the act of the Rollover Investor in all matters referred to in this Section 6.1.

ARTICLE VII

MISCELLANEOUS

7.1.            Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE INTERPRETED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION.

7.2.            Tax Treatment. It is the intent of the parties hereto that, for U.S. federal income tax purposes, (a) the contribution by the Rollover Investor of the applicable portion of the Contributed Securities in exchange for newly issued Class A Units be governed by Section 721 of the Code and (b) the contribution by the Rollover Investor of the applicable portion of the Contributed Securities in exchange for the Excess Value Amount (as adjusted by the True-Up Payment) be treated as a taxable sale. The parties shall not take any action or position inconsistent with this Section 7.2, whether in audits, tax returns, or otherwise.

7.3.            Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally, by facsimile or

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electronic mail, by registered or certified mail, postage prepaid, or by overnight courier service, if to the Partnership, addressed to the Partnership c/o Lee Equity Partners, LLC, 650 Madison Avenue, New York, NY 10022, Attention: Mark K. Gormley and Benjamin Hochberg, Facsimile Number (212) 702-3787, E-mail: mgormley@thlcapital.com and bhochberg@thlcapital.com, with copies to Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, Attention: Christopher Ewan and David N. Shine, Facsimile (212) 859-4000, E-mail: christopher.ewan@friedfrank.com and david.shine@friedfrank.com; if to the Rollover Investor, addressed to Edward P. Moore, 6311 Barnsdale Path, Centreville, VA 20120-3900, Facsimile Number (703) 818-1910, E-mail: ed.moore@ricedelman.com, with copies to Lehman & Eilen LLP, 50 Charles Lindbergh Blvd., Suite 505, Uniondale, NY 11553, Attention: Bob E. Lehman, Facsimile (516) 222-0948, E-mail: blehman@lehmaneilen.com, or to such other persons or addresses as may be designated in writing by the party to receive such notice.

7.4.            Entire Agreement, etc. This Agreement, the Merger Agreement, the Partnership Agreement, and other documents and instruments delivered in connection herewith (a) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, and (b) is for the benefit only of the parties hereto and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto.

7.5.            Amendments and Waivers. This Agreement may not be modified or amended except by a written instrument signed by the Partnership and the Rollover Investor. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

7.6.            Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each of the parties hereto. Any assignment by a party hereto requires consent of the other parties hereto, except that the Partnership may assign its rights and obligations hereunder to an Affiliate; provided that no such assignment shall relieve the Partnership of its obligations hereunder.

7.7.            Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

7.8.            Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

7.9.            Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

7.10.        Survival of Representations and Warranties. All representations, warranties and covenants contained herein or made in writing by the Rollover Investor or by or on behalf of the Partnership in connection with the transactions contemplated by this Agreement, shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of the Partnership or the Rollover Investor, the issue and sale of the Class A Units and the consummation of the Exchange.

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7.11.        Specific Performance. The Rollover Investor acknowledges and agrees that a breach of this Agreement by the Rollover Investor would cause irreparable damage to the Partnership and that the Partnership would not have an adequate remedy at law. Accordingly, the obligations of the Rollover Investor under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.

7.12.        Termination. This Agreement shall terminate (i) upon mutual written consent of the Partnership and Rollover Investor, or (ii) automatically without any further action of the parties hereto if, at any time prior to the Exchange Closing, the Merger Agreement shall have been terminated in accordance with its terms. Except as contemplated by Section 7.10, upon any such termination, the rights and obligations of the parties shall terminate and there shall be no liability on the part of the Partnership or the Rollover Investor under this Agreement; provided, that no such termination of this Agreement shall relieve any party from liability for any willful breach of this Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first mentioned above.

PARTNERSHIP:	LEE SUMMER, LP By: LEE SUMMER GP, LLC, its general partner By: /s/ Mark K. Gormley Name: Mark K. Gormley Title: President
GENERAL PARTNER:	LEE SUMMER GP, LLC By: /s/ Mark K. Gormley Name: Mark K. Gormley Title: President

[Signature Page to EM Contribution Agreement]

ROLLOVER INVESTOR:	/s/ Edward P. Moore Edward P. Moore

[Signature Page to EM Contribution Agreement]

ANNEX A

Contributed Securities

Rollover Investor:	Edward P. Moore
Contributed Securities:	20 units of EFC LLC
LLC Interests Value:

$4,511,930, provided that such amount shall be recalculated as set forth below with respect to each calendar quarter ending after December 31, 2011 and prior to the Exchange Closing (each a “Closed Quarter”) for which Final Quarterly Financials are available prior to the Exchange Closing:

Promptly following the completion prior to the Exchange Closing of the Final Quarterly Financials in respect of a Closed Quarter, the LLC Interests Value shall be recalculated to an amount equal to the product of (i) 0.02 multiplied by (ii) 9.5, multiplied by (iii) the LLC Net Income for the twelve months ending on the last day of such Closed Quarter, based upon the Final Quarterly Financials for such Closed Quarter. Each such calculation shall be certified by the Chief Financial Officer of EFC LLC.

“LLC Net Income”	shall have the meaning given to such term in the Limited Liability Company Operating Agreement of EFC LLC as in effect as of the date hereof.
“Final Quarterly Financials”	means, with respect to a Closed Quarter, the final financial statements of EFC LLC in respect of such Closed Quarter prepared in accordance with GAAP consistent with past practice of EFC LLC.
EM Merger Proceeds Amount:	An amount equal to the gross amount payable, on a pre-tax basis, upon consummation of the Merger (i) pursuant to Section 1.4 of the Merger Agreement in respect of all of the shares of Company Capital Stock held by the Rollover Investor and (ii) pursuant to Section 2.8 of the Merger Agreement in respect of any equity securities of the type contemplated thereby held by the Rollover Investor.
Committed Contribution Value:	An amount equal to the product of (i) the sum of the LLC Interests Value and the EM Merger Proceeds Amount, multiplied by (ii) 0.5;
Excess Value Amount:	An amount equal to (i) the LLC Interests Value minus (ii) the Committed Contribution Value.
True-Up Value:	An amount equal to the product of (i) 0.02, multiplied by (ii) 9.5, multiplied by (iii) the LLC Net Income for the twelve months ending on the last day of the Closed Quarter for which Final Quarterly Financials were not complete prior to the Exchange Closing, based upon the Final Quarterly Financials for such Closed Quarter. Such calculation shall be certified by the Chief Financial Officer of EFC LLC.
True-Up Amount:	An amount equal to the True-Up Value minus the LLC Interests Value (with such amount expressed as a positive number, if positive, or as a negative number, if negative).